Exhibit 10.8

September 21, 2023

Sorrento Therapeutics, Inc.

c/o Scintilla Pharmaceuticals, Inc.

4955 Directors Place

San Diego, CA 92121

Attn:  Mohsin Y. Meghji, Chief Restructuring Officer

Email: mmeghji@m3-partners.com

Re: Credit Bid Pay-Off Letter

Dear Mr. Meghji:

Reference is made to that certain (i) Junior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of July 28, 2023 (as may have been amended, extended, supplemented, modified or restated from time to time and as may be further amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”), Scintilla Pharmaceuticals, Inc., a Delaware corporation (together with Sorrento, each a “Borrower” and collectively, the “Borrowers”) and Scilex Holding Company, a Delaware corporation (“Lender”), (ii) Intellectual Property Security Agreement, dated as of July 28, 2023, by Borrowers in favor of Lender (the “Security Agreement”; the Loan Agreement together with the Security Agreement, any other Loan Document (as defined in the Loan Agreement) and any other notes, security agreements, mortgages, pledge agreements, guarantees or other agreements, documents, certificates or instruments related thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time, the “Transaction Documents”), (iii) the Order (I) Approving Sale of Scilex Stock to Scilex Holdings Company Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Conditionally Vacating the Oramed Sale Order, and (III) Granting Related Relief [Docket No. 1316] (the “Scilex Sale Order”), entered by the Bankruptcy Court after the hearing held on September 12, 2023 in the Chapter 11 Cases, and (iv) the Stock Purchase Agreement, dated as of the date hereof, by and among the Lender, as purchaser, and Sorrento, as seller (the “Stock Purchase Agreement”), which documents the sale of certain Purchased Securities (as defined in the Stock Purchase Agreement) (the “Stock Purchase”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Pursuant to the Scilex Sale Order and the Stock Purchase Agreement, the Lender has made a credit bid, on a dollar-for-dollar basis, pursuant to Section 363(k) of the Bankruptcy Code, in respect of the Obligations (including, but not limited to, any contingent indemnity and reimbursement obligations) of the Borrowers under the Loan Agreement, accrued and outstanding as of the September 21, 2023 (the “Pay-Off Amount”). The Pay-Off Amount is part of the Purchase Price (as defined in the Stock Purchase Agreement) and will be fully satisfied at Closing (as defined in the Stock Purchase Agreement). Anything to the contrary contained herein notwithstanding, the Borrowers agree that the on the date hereof the DIP Holdback Amount is permitted to, and shall be applied to, Legal Expenses of Lender incurred in connection with the Transaction Documents, which Legal Expenses shall fully utilize the DIP Holdback Amount and which DIP Holdback Amount shall not be available for any other purpose.

Subject to, and effective immediately upon, Closing, without further action on the part of the parties hereto, the Loan Agreement and the Transaction Documents (other than this letter agreement) shall be automatically terminated, and all obligations thereunder shall be paid and discharged in full and shall be deemed terminated all without any further action being required to effectuate the foregoing.

Subject to and effective as of the occurrence of the Closing, Lender hereby authorizes Borrowers or their designees to give notice of, record or file, as applicable, the termination of the UCC Financing Statements and the Intellectual Property Security Agreement listed on Schedule I attached hereto and to file such other lien release documents as the Borrowers may deem necessary or reasonably appropriate, and which is in form approved by Lender in its reasonable discretion, in order to evidence or otherwise give public notice of such collateral terminations and releases. Promptly after Closing, Lender shall execute and deliver to the applicable Borrower such terminations, releases and satisfactions necessary or reasonably requested by such Borrower or its designees to evidence the release of all other liens, security interests, pledges and other interests granted to Lender as security for the Transaction Documents; provided, however, that all costs and expenses of Lender with respect to the preparation, execution or recording of any terminations or releases in connection with this letter shall be borne solely by the Borrowers, whether incurred prior to or after Closing.

This letter may be executed by any of the parties hereto on separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

This letter shall be governed by the laws of the State of New York and shall be effective only when signed by the Lender and accepted by the Borrowers by its due execution in the space provided below. This letter sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated orally or otherwise, except in writing signed by each such party and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

It is acknowledged and agreed that this document constitutes a “Loan Document” under the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President

[Signature Page to Credit Bid Pay-Off Letter]

ACKNOWLEDGED AND ACCEPTED:

SORRENTO THERAPEUTICS, INC.
SCINTILLA PHARMACEUTICALS, INC.

By:	/s/ Moshin Y. Meghji
Name: Moshin Y. Meghji
Title: Chief Restructuring Officer

[Signature Page to Credit Bid Pay-Off Letter]